Exhibit (4)(h)(ii)

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                           SIGNET BANKING CORPORATION
                  (Formerly Known as Bank of Virginia Company)

                            FIRST UNION CORPORATION

                                      AND

                             THE BANK OF NEW YORK,

                                    Trustee

                          FIRST SUPPLEMENTAL INDENTURE
                         Dated as of November 28, 1997
                                       TO

                                   INDENTURE
                           Dated as of April 1, 1986

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     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of November 28, 1997, among
SIGNET BANKING CORPORATION (formerly known as Bank of Virginia Company), a Virginia corporation having its principal place of business in Richmond, Virginia (the "Company"), FIRST UNION CORPORATION, a North Carolina corporation having its principal place of business in Charlotte, North Carolina ("First Union"), and THE BANK OF NEW YORK, a corporation duly organized and existing under the laws of the State of New York (the "Trustee"), WITNESSETH:

                                    RECITALS

     The Company (which was then named Bank of Virginia Company) heretofore executed and delivered to the Trustee its Indenture dated as of April 1, 1986 (the "Indenture"), providing for the issuance from time to time thereunder, in series, of unlimited subordinated debt securities of the Company. As provided in the Indenture and pursuant to an Officer's Certificate dated April 4, 1986, the Company established a series of debt securities of the Company designated as the Floating Rate Subordinated Notes Due 1998 in the principal amount of $100,000,000 (the "1998 Notes"). As provided in the Indenture and pursuant to an Officer's Certificate dated May 23, 1989, the Company established a sense of debt securities designated as the 9 5/8% Subordinated Notes Due 1999 in the principal amount of $100,000,000 (the "1999 Notes"). (The 1998 Notes and the 1999 Notes are herein collectively referred to as the "Notes.") The Notes are the only series of debt securities issued and outstanding under the Indenture.

     The Company has, by an Agreement and Plan of Mergers dated as of July 18, 1997 (the "Merger Agreement") among the Company, Signet Bank, First Union and First Union National Bank, agreed to merge (the "Merger") with and into First Union. As a result of the Merger, the separate corporate existence of the Company will cease and First Union will assume the liabilities and obligations of the Company, including liabilities and obligations of the Company under the Indenture and the Notes. The Merger shall become effective as provided in the Merger Agreement.

     Under the provisions of Section 701 of the Indenture, the Company may merge into any other corporation without the consent of the Holders of any Notes, so long as such merger complies with the provisions of Article Seven of the Indenture and all conditions precedent stated therein relating to such transaction have been complied with. Pursuant to a Board Resolution, the Board of Directors of the Company has approved the Merger and all transactions relating thereto, including the execution and delivery of this First Supplemental Indenture. All acts and things necessary to constitute this First Supplemental Indenture a valid indenture supplemental to and amendatory of the Indenture have been done and performed.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.
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     2. First Union represents and warrants that it iS a corporation organized and existing under the laws of the State of North Carolina and that, immediately after giving effect to the Merger, no Default, and no event which, after notice or lapse of time, or both, would become a Default, shall have happened and be continuing.

     3. Upon consummation of the Merger (the "Effective Date"), First Union hereby will automatically and without any further action assume the due and punctual payment of the principal of (and premium, if any, on) and interest on the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed. At the Effective Date, First Union shall automatically become the "Company" for purposes of the Notes and the Indenture and shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if First Union had been named as the Company therein.

     4. At or immediately prior to the Effective Date, the Company will deliver to the Trustee an Officers' Certificate and an Opinion of Counsel as required by the Indenture with respect to the transactions contemplated by this First Supplemental Indenture.

     WITNESS the following signatures as of the above date.

                                 SIGNET BANKING CORPORATION
                                 (formerly known as Bank of Virginia Company)


[SEAL]                              By: /s/ T. Gaylon Layfield III
Attest:                                --------------------------------------
By: R. Gaines Tavenner              Name: T. Gaylon Layfield III
   -------------------------             ------------------------------------
Title: Assistant Secretary          Title: President and Chief Operating Officer
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                                    FIRST UNION CORPORATION

[SEAL]                              By: /s/ Kent S. Hathaway
Attest:                                --------------------------------------
By: Carol R. Mullis                 Name: Kent S. Hathaway
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Title: Assistant Secretary          Title: Senior Vice President
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                                    THE BANK OF NEW YORK,
                                     TRUSTEE

[SEAL]                              By: /s/ Lucille Firrincieli
Attest:                                --------------------------------------
By: Mary Beth Lewiski               Name: Lucille Firrincieli
   -------------------------             ------------------------------------
Title: Assistant Vice President     Title: Vice President
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